Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 20, 2020
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES EARNINGS ACCOMPANIED BY SOLID ASSET AND DEPOSIT GROWTH

●	Loans & Leases, Net of Fees increased by $408.7 million, or 23% quarter-over-quarter, including $116.2 million in Paycheck Protection Program loans and $109.5 million of seasonal increases in mortgage warehouse lines
●	Deposits grew by $327.4 million, or 15% during the second quarter of 2020
●	Quarterly deposit growth was highlighted by a $245.0 million increase in noninterest demand deposits which lowered our quarterly cost of average total deposits to 0.15% as compared to 0.34% in the prior linked quarter

Porterville, CA – July 20, 2020 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and six-month periods ended June 30, 2020. Sierra Bancorp reported consolidated net income of $8.3 million, or $0.54 per diluted share, for the second quarter of 2020, compared to $8.8 million, or $0.57 per diluted share, in the second quarter of 2019. The Company's return on average assets and return on average equity were 1.19% and 10.30%, respectively, in the second quarter of 2020, as compared to 1.39% and 12.27%, respectively, in the second quarter of 2019.

For the first six months of 2020, the Company recognized net income of $16.1 million as compared to $17.7 million for the same period in 2019. The Company's financial performance metrics for the first half of 2020 include an annualized return on average equity of 10.14%, a return on average assets of 1.21%, and diluted earnings per share of $1.05.

"Some people want it to happen, some wish it would happen, others make it happen." - Michael Jordan

“We are proud of our team’s ability to move quickly during the pandemic so our bank could operate effectively,” stated Kevin McPhaill, President and CEO.  “During the second quarter, we elected to participate in the Paycheck Protection Program to help our customers through these challenging times. Also, we experienced exceptional growth in our mortgage warehouse lines and solid organic growth primarily due to our loan production groups in Northern and Southern California. We had strong deposit growth during this period as well. All of these events led to significant asset growth as we reached $3.0 billion in total assets – another record for us! While we know the pandemic continues to evolve and we are in a very dynamic environment, our team is capable and ready for the challenge. We are proud of our second quarter results and remain cautiously optimistic as we look to the second half of the year,” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the second quarter of 2019)

●	The change in quarterly net income was primarily due to a $1.8 million increase in the provision for loan and lease losses due to continued economic uncertainty.
●	Overall net interest income remained relatively unchanged as declines in loan yields were mostly offset by higher balances and lower interest expense.

Sierra Bancorp Financial Results

July 20, 2020

●	The $0.8 million favorable increase in noninterest income is due to a $0.7 million gain from the disposal of a low-income housing tax credit fund investment, a $0.5 million increase in bank-owned life insurance (BOLI) income, and a $0.4 million gain from the sale of debt securities. These increases were partially offset by a $0.5 million decline in customer service charges.
●	Noninterest expense increased by $0.2 million, or 1%, due mostly to higher deferred compensation expense.

Year to-Date Changes (comparisons to the first six-months of 2019)

●	Net income declined by $1.6 million due mostly to an increase of $3.3 million in the provision for loan and lease losses, offset by the corresponding increases previously discussed in noninterest income for the quarterly comparison.
●	Noninterest income increased by $1.2 million, or 11%, due mostly to the changes described above.

Balance Sheet Changes (comparisons to December 31, 2019)

●	Total assets increased to $3.1 billion, representing an increase of $516.2 million, or 20%, during the first half of the year.
●	Loan growth in 2020 of $444.0 million, or 25%, highlighted by a $205.2 million increase in non-agricultural real estate loans, a $149.0 million favorable change in outstanding balances of mortgage warehouse lines, and a $106.0 million increase in commercial and industrial loans.
●	Deposits totaled $2.5 billion at June 30, 2020, representing a year-to-date increase of $338.4 million, or 16%. The growth in deposits came primarily from core transaction and savings accounts, while higher-cost time deposits decreased.

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share data)				At or For the
	At or For the			Three Months		At or For the
	Three Months Ended		Increase	Ended	Increase	Six Months Ended		Increase
	6/30/2020	3/31/2020	(Decrease)	6/30/2019	(Decrease)	6/30/2020	6/30/2019	(Decrease)
Net Income	$ 8,303	$ 7,807	+6%	$ 8,829	-6%	$ 16,110	$ 17,724	-9%
Diluted Earnings per share	0.54	0.51	+6%	0.57	-5%	1.05	1.15	-9%
Return on Average Assets	1.19%	1.23%	-3%	1.39%	-14%	1.21%	1.41%	-14%
Return on Average Equity	10.30%	9.97%	+3%	12.27%	-16%	10.14%	12.62%	-20%

Net Interest Margin (Tax-Equiv.)	3.81%	4.13%	-8%	4.21%	-10%	3.97%	4.25%	-7%
Yield on Average Loans and Leases	4.56%	5.21%	-12%	5.53%	-18%	4.86%	5.58%	-13%
Cost of Average Total Deposits	0.15%	0.34%	-56%	0.57%	-74%	0.24%	0.57%	-58%
Efficiency Ratio (Tax-Equiv.) (1)	57.78%	58.88%	-2%	58.17%	-1%	58.33%	58.46%	0%

Total Assets	3,110,044	2,670,469	+16%	2,577,032	+21%	3,110,044	2,577,032	+21%
Loans & Leases Net of Deferred Fees	2,209,480	1,800,766	+23%	1,780,730	+24%	2,209,480	1,780,730	+24%
Noninterest Demand Deposits	949,662	704,700	+35%	658,900	+44%	949,662	658,900	+44%
Total Deposits	2,506,754	2,179,391	+15%	2,179,098	+15%	2,506,754	2,179,098	+15%
Noninterest-bearing Deposits over Total Deposits	37.9%	32.3%	+17%	30.2%	+25%	37.9%	30.2%	+25%

Shareholders Equity / Total Assets	10.5%	12.0%	-13%	11.5%	-9%	10.5%	11.5%	-9%
Tangible Common Equity Ratio	9.6%	10.9%	-12%	10.4%	-8%	9.6%	10.4%	-8%
Book Value per Share	$ 21.55	$ 21.03	+2%	$ 19.36	+11%	$ 21.55	$19.36	+11%
Tangible Book Value per Share	$ 19.43	$ 18.89	+3%	$ 17.19	+13%	$ 19.43	$17.19	+13%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was relatively unchanged at $24.1 million, for the second quarter of 2020 over the second quarter of 2019, but decreased $0.2 million to $47.9 million for the first six months of 2020 relative to the same period in 2019.

Sierra Bancorp Financial Results

July 20, 2020

For the second quarter of 2020, growth in average interest-earning assets totaled $250 million, or 11%, as compared to the second quarter of 2019. The yield on these balances was 81 basis points lower for the same period. This decrease in yield was partially offset by a 61 basis point drop in the cost of our interest-bearing liabilities for the same period. Net interest income for the comparative year-to-date periods declined due to a 62 basis point decline in the yield on earning assets partially offset by a 47 basis point drop in interest paid on liabilities. The net impact of this lower rate was a 28 basis point decrease in our net interest margin. Our net interest margin has been impacted primarily by the following:

●	Market conditions, including five interest rate cuts by the Federal Open Market Committee for 225 bps over the past 12 months, negatively impacted our yield on existing adjustable and variable rate portfolio loans and creating a lower initial interest rate for new loan volumes. In addition, given the low rate environment loan demand for our mortgage warehouse lines increased, resulting in a $62.0 million, or 43%, increase in average balances during the second quarter 2020. The average interest rate on mortgage warehouse lines declined to 2.98% from 3.52% for the comparative quarters.
●	Participation in the SBA Paycheck Protection Program (PPP) loans, issuing 1,241 loans for $116.2 million to assist our customers impacted by the COVID 19 Pandemic. Loan fees related to PPP loans are accreted over the stated life of the loan.

On June 30, 2020, our outstanding fixed-rate loans represented 33% of our loan portfolio. Adjustable-rate loans represent 52% of our loan portfolio and range in adjustment periods from 30 days to 10 years with most of these subject to repricing after 3 years. There are $64.9 million of these adjustable-rate loans scheduled to adjust in the next quarter, and $22.4 million will reprice in smaller amounts monthly over the fourth quarter of 2020. Approximately 75% or $857.5 million of these loans will begin repricing after three years, with $519.4 million repricing after five years. About 15% of our total portfolio, or $317.4 million, consists of variable rate loans. Of these variable rate loans, approximately $110.8 million have floors, with $102.4 million at their floors, which limited the overall reduction in rates.

Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by one basis point in the second quarter of 2020 as compared to five basis points in the second quarter 2019, and two basis points for the first six months of 2020 relative to four basis points in the first six months of 2019.

Interest expense was $1.2 million for the second quarter of 2020, a decline of $2.3 million, or 65%, relative to the second quarter of 2019. For the first six months of 2020, compared to the first six months of 2019, interest expense declined $3.6 million, or 51%, to $3.5 million. The significant decline in interest expense is attributable to a favorable shift in deposit mix as higher cost time deposits declined by $99.0 million or 18% in the second quarter of 2020 as compared to the second quarter of 2019, and fell by $70.8 million or 14% compared to the fourth quarter of 2019, while lower or no cost transaction and savings accounts increased $418.2 million or 28% for the second quarter of 2020 compared to the same period in 2019 and increased by $402.7 million or 26% over the fourth quarter of 2019.

Provision for Loan and Lease Losses

The Company recorded a loan and lease loss provision of $2.2 million in the second quarter of 2020 relative to a provision of $0.4 million in the second quarter of 2019, and a year-to-date loan loss provision of $4.0 million in 2020 as compared to $0.7 million for the same period in 2019. The Company is subject to the adoption of the Current Expected Credit Loss ("CECL") accounting method under Financial Accounting Standards Board (FASB) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326) in 2020. However, the Company elected under Section 4014 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. Although this deferral will still require CECL to be implemented as of January 1, 2020, the Company elected to postpone implementation in order to provide additional time to assess better the impact of the COVID-19 pandemic on the expected lifetime credit losses. There is increased uncertainty on the local, regional, and national economy as a result of local and state stay-at-home orders, as well as relief measures provided at a national, state, and local level. Further, the Company has taken actions to mitigate the impact on credit losses, including permitting short-term payment deferrals to current customers, as well as providing bridge loans and SBA PPP loans.

Sierra Bancorp Financial Results

July 20, 2020

More time is needed to assess the impact of this uncertainty and related actions on the Company's allowance for loan and lease losses under the CECL methodology.

The Company's $1.8 million, or 450%, increase in provision for loan and lease losses in the second quarter of 2020 as compared to the second quarter of 2019, and the $3.3 million increase, or 471% in the first six months of 2020 compared to the same period in 2019 is due mostly to the estimated impact that COVID-19 will have on the economy and our loan customers. Management adjusted its qualitative risk factors under our current incurred loss model for economic conditions, changes in the mix of the portfolio due to loans subject to a payment deferral, potential changes in collateral values due to reduced cash flows, and external factors such as government actions. In particular, the uncertainty regarding our customers' ability to repay loans could be adversely impacted by COVID-19 given higher unemployment rates, requests for payment deferrals, temporary business shut-downs, and reduced consumer and business spending.

Noninterest Income

Total noninterest income reflects increases of $1.0 million, or 18%, for the quarterly comparison and $1.2 million, or 11% for the year-to-date period. The quarterly comparison includes a $0.7 million non-recurring gain resulting from the wrap-up of a low-income housing tax credit fund investment and a $0.4 million gain from the sale of debt securities. The gain on debt securities was a result of a restructuring of the portfolio to sell smaller-balance or variable rate SBA and FNMA bonds, as well as certain municipal securities with potential higher credit risk. The quarter also reflects a $0.5 million favorable swing in bank-owned life insurance (BOLI) income, resulting from fluctuations in income on BOLI associated with deferred compensation plans. Those increases were partially offset by lower service charges on deposits. The main difference between the quarterly and year-to-date variances in noninterest income came in BOLI income, which reflects a decrease of $0.3 million for the year-to-date period rather than an increase, again due to significant fluctuations in deferred compensation BOLI income, offset by an increase of $0.2 million in the valuation gain of restricted equity investments owned by the Company.

Service charges on customer deposit account income declined by $0.5 million, or 17%, to $2.6 million in the second quarter of 2020 as compared to the second quarter of 2019. This service charge income was $0.3 million lower, or 5% in the first six months of 2020, as compared to the same period in 2019. These declines are primarily a result of changes in overdraft income. Waived overdraft fees were similar in both the quarterly and year to date comparison.

Noninterest Expense

Total noninterest expense increased by $0.4 million, or 2%, in the second quarter of 2020 relative to the second quarter of 2019, and by $0.3 million, or 1%, in the first six months of 2020 as compared to the first six months of 2019.

Salaries and Benefits were $0.3 million, or 3%, higher in the second quarter of 2020 as compared to the second quarter of 2019 and $1.2 million higher for the first six months of 2020 compared to the same period in 2019. The reason for this increase is due to several factors, including merit increases for employees due to annual performance evaluations for 2020. These increases were mitigated by the impact of deferred salaries related to loan origination costs, which were $0.8 million higher in the second quarter of 2020 relative to the second quarter of 2019, and $0.5 million higher for the first six months of 2020 compared to the same period in 2019. There have not been any permanent or temporary reductions in employees as a result of COVID-19.

Occupancy expenses were roughly the same for the respective comparative periods. Further, other noninterest expense was relatively unchanged for the second quarter 2020 as compared to the second quarter in 2019, but was $0.9 million lower for the first half of 2020 as compared to the same period in 2019. The variance for year-to-date 2020 compared to the same period in 2019 was primarily driven by a $0.7 million, or 30%, decline in professional services expenses. Those professional services variances include a $0.2 million decrease in FDIC assessments due to the Small Bank Assessment credits applied against FDIC deposit insurance costs, a $0.2 million decrease in deferred compensation expense for directors, which is linked to the changes in BOLI income, and a $0.2 million reduction in consulting costs.

Sierra Bancorp Financial Results

July 20, 2020

The Company's provision for income taxes was 23.2% of pre-tax income in the second quarter of 2020 relative to 26.4% in the second quarter of 2019, and 23.6% of pre-tax income for the first half of 2020 relative to 25.3% for the same period in 2019. The decline in tax rate in the second quarter of 2020 is due mostly to a higher percent of the income being tax-exempt income.

Balance Sheet Summary

Balance sheet changes during the first half of 2020 include an increase in total assets of $516.2 million, or 20%, due mostly to growth in loan portfolio balances. In addition to $449.5 million in loan growth, there was a $76.5 million increase in cash and due from banks at June 30, 2020 as compared to December 31, 2019. The increase was mostly due to additional cash borrowed at the end of the quarter for expected mortgage line utilization.

For the first six months of 2020, gross loans were up by $449.5 million, or 26%, including increases of $149.0 million in mortgage warehouse lines, $205.2 million increase in non-agricultural real estate loans, and a $106.0 million increase in commercial and industrial loans. Mortgage warehouse loan balances increased due to market factors favorably impacting line utilization due to both mortgage originations and refinancing activity. Non-agricultural real estate loan balances increased due to deliberate and concentrated efforts of our Northern and Southern market loan production teams. The growth in these markets was mostly due to commercial real estate and the primary driver of our $278.7 million increase in non-owner occupied commercial real estate loans. The increases in Commercial and Industrial loan balances were impacted by our participation in the SBA PPP product as authorized by the CARES Act, to assist our customers negatively affected by the COVID-19 pandemic.

The recent growth in loans, and in particular, real estate loans was accomplished without relaxing any of the Company’s credit standards that had been tightened after the great recession. Instead, the growth came by diversifying geography with new loan teams announced in the first quarter 2020 in our Northern and Southern California markets. Those teams have maintained these enhanced underwriting standards through the pandemic and have not compromised credit quality when sourcing new loans. However, no assurance can be given as to how these loans will perform over their lifetime.

With regards to line utilization, unused commitments, excluding mortgage warehouse and consumer overdraft lines, were $304.8 million on June 30, 2020, as compared to $303.4 million on December 31, 2019. Total utilization excluding mortgage warehouse and consumer overdraft lines was 86% at June 30, 2020, as compared to 59% at December 31, 2019. Commercial line utilization was 59% on June 30, 2020, as compared to 61% on December 31, 2019. Mortgage warehouse utilization was 79% at June 30, 2020, as compared to 59% on December 31, 2019.

The Company’s total intangible assets decreased slightly to $32.2 million at June 30, 2020 from $32.7 million at December 31, 2019. Goodwill remained at $27.4 million during the first six months of 2020 and was approximately 8% of total capital at June 30, 2020. The Company performed a qualitative test for impairment and determined that no goodwill impairment was probable at June 30, 2020. The Company will continue to evaluate qualitative factors to determine if a quantitative test for goodwill impairment is necessary.

Deposit balances reflect growth of $338.4 million, or 16%, during the first six months of 2020. Core non-maturity deposits increased by $409.1 million, or 25%, while customer time deposits decreased by $30.8 million, or 7%. Wholesale brokered deposits decreased by $40.0 million to $10.0 million. Overall noninterest-bearing deposits as a percent of total deposits at June 30, 2020, increased to 37.9%, as compared to 31.9% at December 31, 2019. Other interest-bearing liabilities of $204.4 million on June 30, 2020 include $41.4 million of customer repurchase agreements, $153.0 million in overnight FHLB borrowings, $5.0 million in short term borrowings, and $5.0 million in long term borrowings. The increase in overnight FHLB borrowings was due mostly to draws for expected higher mortgage warehouse line utilization in the last week of the quarter as average balance of FHLB borrowings was $7.8 million in 2020.

The Company continues to have substantial liquidity. At June 30, 2020, and December 31, 2019, the Company had the following sources of primary and secondary liquidity ($ in thousands):

Sierra Bancorp Financial Results

July 20, 2020

Primary and Secondary Liquidity Sources	June 30, 2020	December 31, 2019
Cash and Due From Banks	$88,705	$80,076
Unpledged Investment Securities	356,903	366,012
Excess Pledged Securities	60,462	70,955
FHLB Borrowing Availability	293,454	443,200
Unsecured Lines of Credit	80,000	80,000
Funds Available through Fed Discount Window	60,102	59,198
Totals	$939,626	$1,099,441

In addition to the primary and secondary sources of liquidity listed above, the Company has also been approved to borrow $116.2 million from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (PPPLF). Should the Company wish to draw on the PPPLF it would be required to pledge individual SBA PPP loans as collateral. The loans are taken as collateral at their face value. Due to the Company’s liquidity throughout the second quarter of 2020 and expected liquidity in the third quarter of 2020, it has elected not to utilize the PPPLF at this time.

Total capital of $327.4 million at June 30, 2020 reflects an increase of $18.1 million, or 6%, relative to year-end 2019. The increase in equity during the first half of 2020 was due to the addition of $16.1 million in net income, and a $10.2 million favorable swing in accumulated other comprehensive income/loss, net of $6.1 million in dividends paid, and $2.6 million in stock repurchases prior to March 15, 2020. The remaining difference is related to stock options exercised during the quarter.

Asset Quality

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $2.2 million to $8.7 million for the first half of 2020 primarily due to the impact of one commercial real estate credit that went into foreclosure. The Company's ratio of nonperforming loans to gross loans decreased to 0.26% at June 30, 2020 from 0.33% at December 31, 2019. All of the Company's impaired assets are periodically reviewed and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. The single loan which moved to other real estate owned during the quarter has a pending contract.

The Company's allowance for loan and lease losses was $13.6 million at June 30, 2020, as compared to a balance of $9.9 million at December 31, 2019 and $9.9 million at June 30, 2019. The $3.6 million increase during the first half of the year resulted from the addition of a $4.0 million loan loss provision in the first half of 2020, less $0.4 million in net loan balances charged off during the period. The additional loan loss provision in the first half of 2020 was precipitated primarily by qualitative factors associated with economic uncertainty during these unprecedented times. For further information regarding the Company's decision to defer the implementation of CECL under Section 4014 of the CARES Act, as well as further detail on the increase in provision during the second quarter of 2020, please see the discussion above under Provision for Loan and Lease Losses. The allowance was 0.61% of total loans at June 30, 2020, and 0.56% at both December 31, 2019 and June 30, 2019. Management's detailed analysis indicates that the Company's allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2020, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

As discussed above under the Provision for Loan and Lease Losses, the Company recorded $4.0 million in provision for loan and lease losses in the first half of 2020 as compared to $0.7 million in the first half of 2019. This increase is primarily due to increased uncertainty of economic risks associated with the COVID-19 pandemic. With respect to exposures related to the COVID-19 pandemic, the Company had 83 relationships in the hospitality industry totaling $222.5 million at June 30, 2020. In addition to loans in the hospitality sector, we have approximately $17.0 million of loans in the oil and gas industry, and $66.0 million of loans to retail businesses at June 30, 2020.

The Company provided payment deferrals to customers under Section 4013 of the CARES Act during the second quarter of 2020.  These modifications typically provided deferrals of both principal and interest for 180 days. Further, the Company believed that it was a better use of resources to create a new monitoring process with dedicated internal

Sierra Bancorp Financial Results

July 20, 2020

personnel to monitor the deferrals over the 180-day deferral period.  These employees would have likely spent considerable time working through deferral extensions had we initially offered 90-day deferrals.  Instead, these dedicated resources within credit administration are proactively engaged with our borrowers who have loan deferrals to better understand each borrower’s situation, as well as determine the likelihood that each borrower will be able to resume payments after the end of the modification period.   This new monitoring process started in June with the largest loan relationships.  As of June 30, 2020, there were no Section 4013 loan deferrals that were downgraded to impaired or nonaccrual status, or that were treated as a troubled debt restructuring.

As of June 30, 2020, 313 customers, for a total of $386.2 million, had executed a loan modification under Section 4013 of the CARES Act. Approximately 97% of these loan deferrals were for commercial customers with 38% of these modifications, or $145.0 million, in the hospitality industry. In addition, there were $98.7 million, or 26%, that are lessors of real estate, both commercial and residential; $45.5 million, or 12%, in the dairy industry; and $28.7 million, or 7%, related to convenience stores, and $2.7 million, or 0.7%, in the healthcare industry. Of the commercial deferrals, there were $10.1 million that were unsecured. Consumer deferrals totaled $11.2 million, of which $7.5 million were mortgage related.

With respect to the secured commercial loans, the Company’s maximum initial loan-to-values for investor real estate is generally 65%, which would include loans in the hospitality industry. For owner-occupied real estate, we generally lend up to 75% loan-to value. As of June 30, 2020, nearly all of the loan deferral requests that were secured by real estate were below these internal guidelines at loan origination.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 43rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center, an SBA center and a dedicated loan production office in Rocklin, California. In 2020, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 20, 2020

STATEMENT OF CONDITION
(balances in $000's, unaudited except 12/31/2019)

			Jun '20 vs		Jun '20 vs		Jun '20 vs
ASSETS	6/30/2020	3/31/2020	Mar '20	12/31/2019	Dec '19	6/30/2019	Jun '19
Cash and Due from Banks	$ 156,611	$ 106,992	+46%	$ 80,077	+96%	$ 67,790	+131%
Investment Securities	599,333	620,154	-3%	600,799	0%	577,266	+4%

Real Estate Loans (non-Agricultural)	1,463,235	1,259,448	+16%	1,258,081	+16%	1,285,557	+14%
Agricultural Real Estate Loans	134,454	141,740	-5%	144,033	-7%	152,619	-12%
Agricultural Production Loans	48,516	49,199	-1%	48,036	+1%	51,509	-6%
Comm'l & Industrial Loans & Leases	221,502	111,990	+98%	115,532	+92%	124,974	+77%
Mortgage Warehouse Lines	338,124	228,608	+48%	189,103	+79%	154,954	+118%
Consumer Loans	6,266	7,040	-11%	7,780	-19%	8,286	-24%
Gross Loans & Leases	2,212,097	1,798,025	+23%	1,762,565	+26%	1,777,899	+24%
Deferred Loan & Lease Fees	(2,617)	2,741	-195%	2,896	-190%	2,831	-192%
Loans & Leases Net of Deferred Fees	2,209,480	1,800,766	+23%	1,765,461	+25%	1,780,730	+24%
Allowance for Loan & Lease Losses	(13,560)	(11,453)	+18%	(9,923)	+37%	(9,883)	+37%
Net Loans & Leases	2,195,920	1,789,313	+23%	1,755,538	+25%	1,770,847	+24%

Bank Premises & Equipment	27,779	28,425	-2%	27,435	+1%	28,385	-2%
Other Assets	130,401	125,585	+4%	129,970	0%	132,744	-2%
Total Assets	$ 3,110,044	$ 2,670,469	+16%	$ 2,593,819	+20%	$ 2,577,032	+21%

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$ 949,662	$ 704,700	+35%	$ 690,950	+37%	$ 658,900	+44%
Int-Bearing Transaction Accounts	641,816	576,014	+11%	549,812	+17%	570,763	+12%
Savings Deposits	346,262	304,894	+14%	294,317	+18%	289,872	+19%
Money Market Deposits	125,419	113,766	+10%	118,933	+5%	117,010	+7%
Customer Time Deposits	433,595	450,017	-4%	464,362	-7%	492,553	-12%
Wholesale Brokered Deposits	10,000	30,000	-67%	50,000	-80%	50,000	-80%
Total Deposits	2,506,754	2,179,391	+15%	2,168,374	+16%	2,179,098	+15%

Junior Subordinated Debentures	35,035	34,990	0%	34,945	0%	34,856	+1%
Other Interest-Bearing Liabilities	204,449	103,461	+98%	45,711	+347%	32,667	+526%
Total Deposits & Int.-Bearing Liabilities	2,746,238	2,317,842	+18%	2,249,030	+22%	2,246,621	+22%

Other Liabilities	36,373	33,168	+10%	35,504	+2%	33,559	+8%
Total Capital	327,433	319,459	+2%	309,285	+6%	296,852	+10%
Total Liabilities & Capital	$ 3,110,044	$ 2,670,469	+16%	$ 2,593,819	+20%	$ 2,577,032	+21%

Sierra Bancorp Financial Results

July 20, 2020

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited except 12/31/2019)			Jun '20 vs		Jun '20 vs		Jun '20 vs
	6/30/2020	3/31/2020	Mar '20	12/31/2019	Dec '19	6/30/2019	Jun '19
Goodwill	$ 27,357	$ 27,357	0%	$ 27,357	0%	$ 27,357	0%
Core Deposit Intangible	4,844	5,112	-5%	5,381	-10%	5,918	-18%
Total Intangible Assets	$ 32,201	$ 32,469	-1%	$ 32,738	-2%	$ 33,275	-3%

CREDIT QUALITY
(balances in $000's, unaudited except 12/31/2019)			Jun '20 vs		Jun '20 vs		Jun '20 vs
	6/30/2020	3/31/2020	Mar '20	12/31/2019	Dec '19	6/30/2019	Jun '19
Non-Accruing Loans	$ 5,808	$ 7,351	-21%	$ 5,737	+1%	$ 4,120	+41%
Foreclosed Assets	2,893	766	+278%	800	+262%	770	+276%
Total Nonperforming Assets	$ 8,701	$ 8,117	+7%	$ 6,537	+33%	$ 4,890	+78%

Performing TDR's (not incl. in NPA's)	$ 8,708	$ 8,188	+6%	$ 8,415	+3%	$ 9,246	-6%

Non-Perf Loans to Gross Loans	0.26%	0.41%		0.33%		0.23%
NPA's to Loans plus Foreclosed Assets	0.39%	0.45%		0.37%		0.27%
Allowance for Ln Losses to Loans	0.61%	0.64%		0.56%		0.56%

SELECT PERIOD-END STATISTICS
(unaudited except 12/31/2019)
	6/30/2020	3/31/2020		12/31/2019		6/30/2019
Shareholders Equity / Total Assets	10.5%	12.0%		11.9%		11.5%
Gross Loans / Deposits	88.2%	82.5%		81.3%		81.6%
Non-Int. Bearing Dep. / Total Dep.	37.9%	32.3%		31.9%		30.2%

Sierra Bancorp Financial Results

July 20, 2020

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		2Q20 vs	Qtr Ended:	2Q20 vs	Six Months Ended:		YTD20 vs
	6/30/2020	3/31/2020	1Q20	6/30/2019	2Q19	6/30/2020	6/30/2019	YTD19
Interest Income	$25,386	$26,051	-3%	$27,788	-9%	$51,437	$55,271	-7%
Interest Expense	1,243	2,264	-45%	3,589	-65%	3,508	7,099	-51%
Net Interest Income	24,143	23,787	+1%	24,199	0%	47,929	48,172	-1%

Provision for Loan & Lease Losses	2,200	1,800	+22%	400	+450%	4,000	700	+471%
Net Int after Provision	21,943	21,987	0%	23,799	-8%	43,929	47,472	-7%

Service Charges	2,618	3,183	-18%	3,151	-17%	5,802	6,094	-5%
BOLI Income	649	38	+1608%	127	+411%	687	1,027	-33%
Gain (Loss) on Investments	390	-	NM	22	+1673%	390	28	+1293%
Other Noninterest Income	3,243	2,885	+12%	2,555	+27%	6,128	4,613	+33%
Total Noninterest Income	6,900	6,106	+13%	5,855	+18%	13,007	11,762	+11%

Salaries & Benefits	9,266	10,172	-9%	8,994	+3%	19,438	18,237	+7%
Occupancy Expense	2,504	2,327	+8%	2,450	+2%	4,832	4,811	0%
Other Noninterest Expenses	6,263	5,319	+18%	6,212	+1%	11,581	12,461	-7%
Total Noninterest Expense	18,033	17,818	+1%	17,656	+2%	35,851	35,509	+1%

Income Before Taxes	10,810	10,275	+5%	11,998	-10%	21,085	23,725	-11%
Provision for Income Taxes	2,507	2,468	+2%	3,169	-21%	4,975	6,001	-17%
Net Income	$8,303	$7,807	+6%	$8,829	-6%	$16,110	$17,724	-9%

TAX DATA
Tax-Exempt Muni Income	$1,440	$1,339	+8%	$1,072	+34%	$2,778	$2,117	+31%
Interest Income - Fully Tax Equivalent	$25,769	$26,407	-2%	$28,073	-8%	$52,175	$55,834	-7%

NET CHARGE-OFFS	$93	$270	-66%	$(45)	NM	$363	$567	-36%

Note: An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

July 20, 2020

PER SHARE DATA
(unaudited)	Qtr Ended:		2Q20 vs	Qtr Ended:	2Q20 vs	Six Months Ended:		YTD20 vs
	6/30/2020	3/31/2020	1Q20	6/30/2019	2Q19	6/30/2020	6/30/2019	YTD19
Basic Earnings per Share	$0.55	$0.51	+8%	$0.58	-5%	$1.06	$1.16	-9%
Diluted Earnings per Share	$0.54	$0.51	+6%	$0.57	-5%	$1.05	$1.15	-9%
Common Dividends	$0.20	$0.20	0%	$0.18	+11%	$0.40	$0.36	+11%

Wtd. Avg. Shares Outstanding	15,191,823	15,262,252	0%	15,329,907	-1%	15,226,748	15,320,784	-1%
Wtd. Avg. Diluted Shares	15,237,655	15,340,017	-1%	15,458,320	-1%	15,288,009	15,453,212	-1%

Book Value per Basic Share (EOP)	$21.55	$21.03	+2%	$19.36	+11%	$21.55	$19.36	+11%
Tangible Book Value per Share (EOP)	$19.43	$18.89	+3%	$17.19	+13%	$19.43	$17.19	+13%

Common Shares Outstanding (EOP)	15,192,838	15,190,038	0%	15,332,550	-1%	15,192,838	15,332,550	-1%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Six Months Ended:
	6/30/2020	3/31/2020		6/30/2019		6/30/2020	6/30/2019
Return on Average Equity	10.30%	9.97%		12.27%		10.14%	12.62%
Return on Average Assets	1.19%	1.23%		1.39%		1.21%	1.41%
Net Interest Margin (Tax-Equiv.)	3.81%	4.13%		4.21%		3.97%	4.25%
Efficiency Ratio (Tax-Equiv.)	57.78%	58.88%		58.17%		58.33%	58.46%
Net C/O's to Avg Loans (not annualized)	0.00%	0.02%		0.00%		0.02%	0.03%

Sierra Bancorp Financial Results

July 20, 2020

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/int-earning due from's	$ 53,209	$ 12	0.09%	$ 37,124	$ 140	1.52%	$ 18,795	$ 115	2.45%
Taxable	403,517	2,250	2.24%	408,591	2,460	2.42%	425,498	2,591	2.44%
Non-taxable	216,746	1,440	3.38%	195,690	1,339	3.48%	149,555	1,072	3.64%
Total investments	673,472	3,702	2.44%	641,405	3,939	2.69%	593,848	3,778	2.74%

Loans and Leases:
Real estate	1,477,380	18,355	5.00%	1,394,911	18,722	5.40%	1,459,871	20,098	5.52%
Agricultural Production	47,806	452	3.80%	48,532	583	4.83%	51,285	793	6.20%
Commercial	170,876	1,080	2.54%	107,696	1,097	4.10%	120,081	1,537	5.13%
Consumer	6,667	225	13.57%	7,583	368	19.52%	8,661	292	13.52%
Mortgage warehouse lines	206,669	1,532	2.98%	144,621	1,264	3.52%	98,249	1,239	5.06%
Other	2,811	39	5.58%	5,242	78	5.98%	3,426	51	5.97%
Total loans and leases	1,912,209	21,683	4.56%	1,708,585	22,112	5.21%	1,741,573	24,010	5.53%
Total interest earning assets	2,585,681	$ 25,385	4.01%	2,349,990	$ 26,051	4.52%	2,335,421	$ 27,788	4.82%
Other earning assets	13,190			12,841			12,505
Non-earning assets	207,623			196,906			204,491
Total assets	$ 2,806,494			$ 2,559,737			$ 2,552,417

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 134,159	$ 71	0.21%	$ 88,731	$ 62	0.28%	$ 120,018	$ 88	0.29%
NOW	481,679	83	0.07%	456,586	122	0.11%	437,040	134	0.12%
Savings accounts	327,833	46	0.06%	297,721	73	0.10%	289,767	77	0.11%
Money market	125,594	31	0.10%	117,249	43	0.15%	123,482	43	0.14%
Time Deposits	442,762	625	0.57%	460,551	1,367	1.19%	489,486	2,467	2.02%
Wholesale Brokered Deposits	19,890	37	0.75%	40,824	167	1.65%	47,890	284	2.38%
Total interest bearing deposits	1,531,917	893	0.23%	1,461,662	1,834	0.50%	1,507,683	3,093	0.82%
Borrowed funds:
Junior Subordinated Debentures	35,009	311	3.57%	34,962	394	4.53%	34,830	470	5.41%
Other Interest-Bearing Liabilities	45,936	39	0.34%	33,432	36	0.43%	22,546	26	0.46%
Total borrowed funds	80,945	350	1.74%	68,394	430	2.53%	57,376	496	3.47%
Total interest bearing liabilities	1,612,862	$ 1,243	0.31%	1,530,056	$ 2,264	0.60%	1,565,059	$ 3,589	0.92%
Demand deposits - Noninterest bearing	830,333			678,592			655,136
Other liabilities	39,155			36,220			43,550
Shareholders' equity	324,144			314,869			288,672
Total liabilities and shareholders' equity	$ 2,806,494			$ 2,559,737			$ 2,552,417

Interest income/interest earning assets			4.01%			4.52%			4.82%
Interest expense/interest earning assets			0.20%			0.39%			0.61%
Net interest income and margin		$ 24,142	3.81%		$ 23,787	4.13%		$ 24,199	4.21%
Note: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate

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